EXHIBIT 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Doug Cooper millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2023 FIRST QUARTER RESULTS

CHATTANOOGA, Tenn., May 3, 2023/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the first quarter ended March 31, 2023.

For the first quarter of 2023, net sales were $282.3 million, an increase of 31.0%, compared to $215.5 million for the first quarter of 2022. Net income in the first quarter of 2023 was $9.2 million, or $0.81 per diluted share, compared to net income of $2.1 million, or $0.18 per diluted share, in the prior year period, for increases of 346.5% and 350.0%, respectively.

Gross profit for the first quarter of 2023 was $30.4 million, or 10.8% of net sales, compared to $15.3 million, or 7.1% of net sales, for the first quarter of 2022. Selling, general and administrative expenses were $17.9 million, or 6.3% of net sales, compared to $12.4 million, or 5.7% of net sales, in the prior year period. The current quarter expense includes approximately $1.1 million of non-recurring legal and professional fees.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable June 12, 2023, to shareholders of record at the close of business on June 5, 2023, the fiftieth consecutive quarter that the Company has paid a dividend.

“We had a promising start to fiscal 2023, as our topline growth accelerated and supply chain conditions continued to improve.” said William G. Miller, II, Chief Executive Officer of the Company. “Our sales growth reflected strong demand for our products in the marketplace as our backlog remains strong with no customer cancelations in 2023 to date despite the challenging macro environment. Due to the strong demand environment, we believe that investing in accumulating inventory of component parts and goods near completion continues to be the best use of our cash in the current environment.”

Mr. Miller continued, “We have seen improvements in the availability of component parts and stabilization of costs for some raw materials and freight this quarter. We continue to make investments in automation, productivity, and training for our employees, as well as pursue opportunities to vertically integrate, where feasible, to improve our operations and margin profile.”

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MILLER INDUSTRIES REPORTS 2023 FIRST QUARTER RESULTS	PAGE 2

“Our first quarter results are an example of what we believe we can achieve going forward. Not only have we taken significant steps to improve our financial performance, including the recent reduction of our outstanding debt by $5.0 million, we have also taken the necessary steps to ensure that Miller Industries is positioned for success for many years to come. During the quarter, as part of our Board refreshment process, we announced improvements to our governance structure, appointing four additional highly qualified independent directors to our Board. We are grateful to have the new directors’ fresh perspectives and are confident that their appointment will enhance our business strategy going forward. The strong first quarter performance gives us confidence in our ability to achieve our $1 billion revenue target in 2023 and improve profitability over the prior year.” concluded Mr. Miller II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, May 4, 2023, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/1XqdJL0Jxrg

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 11, 2023. The replay number is 1-844-512-2921, Passcode 10177418.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2023 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the Company’s 2023 revenues or margins. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and market conditions, the general inflationary environment, the war in Ukraine, and the lingering effects of the COVID-19 pandemic on supply chains; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties (including the war in Ukraine); our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; future impacts resulting from the war in Ukraine, which include or could include (among other effects) disruption in global commodity and other markets, increased prices for energy, supply shortages and supplier financial risk; increased labor costs and the ability to attract and retain skilled labor to manufacture our products; the potential negative impacts of higher interest rates and other actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31
			%
	2023	2022	Change
NET SALES	$282,275	$215,545	31.0%

COSTS OF OPERATIONS	251,858	200,205	25.8%

GROSS PROFIT	30,417	15,340	98.3%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	17,924	12,386	44.7%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	1,012	418	142.1%

Other (Income) Expense, Net	(318)	52	(711.5)%

Total Expense, Net	18,618	12,856	44.8%

INCOME (LOSS) BEFORE INCOME TAXES	11,799	2,484	375.0%

INCOME TAX PROVISION	2,579	419	515.5%

NET INCOME	$9,220	$2,065	346.5%

BASIC INCOME PER COMMON SHARE	$0.81	$0.18	350.0%

DILUTED INCOME PER COMMON SHARE	$0.81	$0.18	350.0%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,425	11,417	0.1%
Diluted	11,431	11,421	0.1%

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	March 31,
	2023	December 31,
	(Unaudited)	2022
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$29,720	$40,153
Accounts receivable, net of allowance for credit losses of $1,364 and $1,319 at March 31, 2023 and December 31, 2022, respectively	233,115	177,663
Inventories, net	164,431	153,656
Prepaid expenses	6,771	4,576
Total current assets	434,037	376,048
NONCURRENT ASSETS:
Property, plant and equipment, net	110,976	112,145
Right-of-use assets - operating leases	847	909
Goodwill	11,619	11,619
Other assets	686	708
TOTAL ASSETS	$558,165	$501,429

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$169,458	$125,500
Accrued liabilities	30,264	27,904
Income taxes payable	4,741	2,430
Current portion of operating lease obligation	307	311
Current portion of finance lease obligation	—	—
Total current liabilities	204,770	156,145
NONCURRENT LIABILITIES:
Long-term obligations	45,000	45,000
Noncurrent portion of operating lease obligation	569	597
Deferred income tax liabilities	6,159	6,230
Total liabilities	256,498	207,972

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,441,036 and 11,416,716 outstanding at March 31, 2023 and December 31, 2022, respectively	114	114
Additional paid-in capital	152,462	152,392
Accumulated surplus	157,285	150,124
Accumulated other comprehensive loss	(8,194)	(9,173)
Total shareholders' equity	301,667	293,457
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$558,165	$501,429